Exhibit 99

Media Contacts:	Investor Contacts:
Susan Busch, Senior Director, Public Relations	Bill Seymour, Vice President, Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6122 or bill.seymour@bestbuy.com

Lisa Hawks, Director, Public Relations	Andrew Lacko, Senior Director, Investor Relations
(612) 291-6150 or lisa.hawks@bestbuy.com	(612) 291-6992 or andrew.lacko@bestbuy.com

Adam Hauser, Director, Investor Relations
(612) 291-4446 or adam.hauser@bestbuy.com

Best Buy Reports Fiscal Third Quarter Diluted EPS of $0.54

Domestic gross profit margin continued to improve — fiscal third quarter rate increasing 90 basis points

Company has completed share repurchases totaling $1.1 billion fiscal year-to-date ($420 million in the fiscal third quarter)

Fiscal Third Quarter Performance Summary

(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	November 27, 2010	November 28, 2009
Revenue	$11,890	$12,024
Comparable store sales % change[1]	(3.3)%	1.7%
Gross profit as % of revenue	25.1%	24.5%
SG&A as % of revenue	21.8%	21.3%
Operating income	$385	$376
Operating income as % of revenue	3.2%	3.1%
Net earnings	$217	$227
Diluted EPS	$0.54	$0.53

1   Our comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as  revenue related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of our calculation of the comparable store sales percentage change attributable to our International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers’ methods.

Fiscal Third Quarter 2011 Summary:

•                  Domestic segment’s comparable store sales declined 5.0% driven primarily by lower industry demand in key categories and changes in market share.

•                  Domestic segment’s gross profit rate up 90 basis points year-over-year to 25.0%, driven primarily by the growth of Best Buy Mobile.

•                  Tight cost controls limited total company SG&A dollar growth to 1 percent year-over-year. SG&A rate deleverage driven by lower sales.

•                  International segment doubled operating income improving rate by 70 basis points year-over-year to 1.4%.

•                  Updated diluted EPS guidance range for fiscal 2011 of $3.20 to $3.40 (previous guidance range was $3.55 to $3.70), driven primarily by lower domestic revenue expectations partially offset by continued improved gross margin rates and control over variable expenses.

•                  Share repurchases totaled $420 million in the fiscal third quarter (approximately $1.1 billion in shares repurchased fiscal year-to-date).

MINNEAPOLIS, December 14, 2010 — Best Buy Co., Inc. (NYSE: BBY), the world’s leading retailer of consumer electronics, today reported net earnings of $217 million, or $0.54 per diluted share, for its fiscal third quarter ended November 27, 2010, compared with $227 million, or $0.53 per diluted share, for the prior-year period.

“I am grateful for the hard work and dedication of our employees in the start of the holiday shopping season.” said Brian Dunn, CEO of Best Buy. “While sales were lower than we expected during the quarter, I’m pleased with our strong store execution, solid gross margin expansion and efforts to control costs. I’m confident that our employees will continue to deliver great experiences that help our customers select the best gifts for their friends and family this holiday season.”

Continued Strong Improvement in Gross Margin

During the fiscal third quarter of 2011, Best Buy’s revenue decreased 1 percent to $11.9 billion, compared with revenue of $12.0 billion for the third fiscal quarter of 2010. The decrease reflected a 3.3 percent decline in comparable store sales, partially offset by the impact of net new stores in the past 12 months. The Domestic segment’s fiscal third quarter revenue totaled $8.7 billion, a decrease of 3 percent versus the prior-year period. The decrease was driven by a comparable store sales decline of 5.0 percent, as it lapped strong comparable store sales results from the previous year, partially offset by the addition of net new stores in the past 12 months. The company noted that the Domestic segment’s revenue declined more than expected, driven primarily by larger than expected industry declines in key U.S. consumer electronics categories for the three months ended October 31, 2010, as well as a decline in the company’s estimated domestic market share for such period. The Domestic segment experienced a low-double digit comparable store sales decline in TVs and entertainment hardware and software. The company noted that the domestic comparable store sales decline in TVs was driven by a low-double digit decline in unit sales and a mid-single digit price decline as the industry continued to experience softness during the quarter. These declines were partially offset by a low double-digit comparable store sales increase in mobile phones, driven primarily by an increase in the mix of smart phone sales and a mid-single digit increase in mobile computing, driven by strength in tablet computers. The company also noted that its Domestic online revenue increased 7 percent in the fiscal third quarter versus the prior-year period.

The company estimates that its domestic market share declined 110 basis points versus the comparable period last year for the three months ended October 31, 2010. The decline was driven primarily by declines in TVs, mobile computing and gaming software. Based on fiscal year-to-date trends, the company now estimates that its domestic market share will decline for the full fiscal year as compared to the prior fiscal year.

The International segment’s fiscal third quarter revenue totaled $3.2 billion, an increase of 3 percent versus the prior-year period. The revenue gain was driven primarily by the impact of new stores in the past 12 months and a 2.3 percent increase in comparable store sales. Best Buy Europe reported a comparable store sales gain of 2 percent for the fiscal third quarter on demand for smart phones. China reported a comparable store sales gain of 28 percent in the fiscal third quarter as the Five Star brand continued to benefit from growth in consumer spending and government stimulus programs. Similar to trends in the domestic segment, Canada reported a comparable store sales decline of 4 percent in the fiscal third quarter due primarily to lower comparable store sales in categories such as entertainment hardware and software and TVs.

The company’s gross profit rate for the fiscal third quarter was 25.1 percent of revenue, an increase of 60 basis points when compared to the third quarter of fiscal 2010. The Domestic segment gross profit rate for the fiscal third quarter was 25.0 percent, compared to 24.1 percent for the prior-year period. The 90 basis point year-over-year increase in the gross profit rate was due primarily to continued growth in Best Buy Mobile and improved promotional effectiveness due to lower costs in financing programs and improved pricing strategies. Additionally, consistent with the first half of the fiscal year, the classification of certain vendor support dollars from selling, general and administrative expenses (SG&A) contributed favorably to the margin rate gain. The International segment gross profit rate for the quarter was 25.2 percent, compared to 25.4 percent for the prior-year period. The year-over-year gross profit rate decline was driven by an increase in the mix of the company’s Five Star business in China, partially offset by rate gains in Canada driven by strength in mobile computing and strong store execution.

During the third quarter, Best Buy’s SG&A dollar spend increased 1 percent year-over-year to $2.6 billion. The slight increase reflected the net addition of new stores over the past 12 months, partially offset by lower incentive compensation costs versus last year. The company’s SG&A rate for the fiscal third quarter was 21.8 percent of revenue, an increase of 50 basis points when compared to the prior-year period. The rate increase was driven primarily by sales deleverage.

Best Buy’s operating income in the fiscal third quarter increased 2 percent to $385 million compared with operating income of $376 million in the prior-year period. The Domestic segment reported fiscal third quarter operating income of $340 million, a decrease of 4 percent when compared with operating income in the prior-year period. The International segment generated operating income of $45 million for the fiscal third quarter, an increase of $22 million when compared with the prior-year period. The company noted that operating income improved in Best Buy Europe and the Five Star business when compared to the prior-year period.

For the fiscal third quarter, the company recorded an effective tax rate of 35.7 percent. As a result, the company now anticipates that its fiscal 2011 annual tax rate will be approximately 37 percent. As previously disclosed, the company noted that the prior year’s fiscal third quarter effective tax rate was favorably impacted by the settlement of certain foreign tax matters that it had estimated to have positively affected the diluted EPS for such quarter by approximately $0.05.

Connected World Initiatives

The company continues to advance its strategy to sell more mobile phone, broadband and TV connections to customers through the evolution of its product offerings and selling model. During the fiscal third quarter, the company’s Domestic segment drove strong growth in connections transactions, including subscriptions to voice, broadband and video service offerings (a.k.a. “connections”). While Best Buy Mobile’s growth currently accounts for a majority of connections activity, the company also experienced growth in connections revenue within the mobile computing and home theater categories during the fiscal third quarter.

Stock Repurchase and Dividend

During the third quarter of fiscal 2011, the company repurchased approximately $420 million, or 11 million shares of its common stock at an average price of $38.69 per share. For the first nine months of fiscal 2011, the company repurchased approximately $1.1 billion, or 31 million shares of its common stock at an average price of $36.68 per share. The company estimates that the share repurchase completed fiscal year-to-date had an approximately $0.03 favorable impact to the fiscal third quarter’s diluted EPS. The company also noted that it has $1.4 billion remaining capacity under its existing share repurchase authorization as of the end of the fiscal third quarter. On October 5th, 2010, the company paid a dividend of $0.15 per common share, or $60 million in the aggregate.

Fiscal 2011 Guidance

“Fiscal third quarter domestic sales were softer than we expected, but we were very pleased with the continued strong gross margin performance and actions to lower variable expenses,” said Jim Muehlbauer, Best Buy’s executive vice president of finance and CFO. “Based on lower than expected sales and earnings in the fiscal third quarter, and given our current visibility to potential outcomes in the fiscal fourth quarter, we now expect annual earnings to be below our previous fiscal 2011 EPS guidance. There remains a significant amount of business still ahead of us in the holiday selling season and we don’t have complete visibility to how customers will behave over the next several weeks. However, our best view today is that we now expect annual EPS in the range of $3.20 to $3.40.” The company noted that this new guidance range includes the favorable impact of share repurchases made year-to-date through the end of the fiscal third quarter which approximates $0.12.

More details regarding historical store counts and square footage are available on the company’s Web site at www.bby.com under “Investor Relations.” Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time (9 a.m. Central Time) on December 14th, 2010. The call is expected to be available on its Web site www.bby.com both live and after the call. The public may access the call by clicking on “Investor Relations.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market constraints, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures.  A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 28, 2010. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe, China, Mexico and Turkey, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $49 billion in annual revenue and includes brands such as Best Buy, Audiovisions, Best Buy Mobile, The Carphone Warehouse, Five Star, Future Shop, Geek Squad, Magnolia Audio Video, Napster, Pacific Sales, and The Phone House. Approximately 180,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in our communities. Community partnership is central to the way Best Buy does business. In fiscal 2010, the company donated $25.2 million to improve the vitality of the communities where its employees and customers live and work. For more information about Best Buy, visit www.bby.com.

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

	Three Months Ended		Nine Months Ended
	Nov. 27, 2010	Nov. 28, 2009	Nov. 27, 2010	Nov. 28, 2009
Revenue	$11,890	$12,024	$34,016	$33,141
Cost of goods sold	8,907	9,082	25,322	24,958
Gross profit	2,983	2,942	8,694	8,183
Gross profit %	25.1%	24.5%	25.6%	24.7%
Selling, general and administrative expenses	2,598	2,566	7,585	7,179
SG&A %	21.8%	21.3%	22.3%	21.7%
Restructuring charges	—	—	—	52
Operating income	385	376	1,109	952
Operating income %	3.2%	3.1%	3.3%	2.9%
Other (expense) income	8	11	33	38
Investment income and other
Interest expense	(20)	(23)	(64)	(68)
Earnings before income taxes and equity in earnings of affiliates	373	364	1,078	922
Income tax expense	133	93	400	338
Effective tax rate	35.7%	25.6%	37.1%	36.7%
Equity in earnings of affiliates	—	—	—	—
Net earnings including noncontrolling interests	240	271	678	584
Net (earnings) attributable to noncontrolling interests	(23)	(44)	(52)	(46)
Net earnings attributable to Best Buy Co., Inc.	$217	$227	$626	$538

Earnings per share attributable to Best Buy Co., Inc.
Basic	$0.55	$0.54	$1.53	$1.29
Diluted[1]	$0.54	$0.53	$1.50	$1.27

Dividends declared per common share	$0.15	$0.14	$0.43	$0.42

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	397.1	417.1	410.3	416.3
Diluted[1]	407.8	428.6	420.7	426.8

1                   The calculation of diluted earnings per share assumes the conversion of our convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.4 and $1.5 for the three months ended November 27, 2010 and November 28, 2009, respectively, and $4.3 and $4.4 for the nine months ended November 27, 2010 and November 28, 2009, respectively.

 –Balance Sheets Follow –

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

	Nov. 27,	Nov. 28,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$925	$564
Short-term investments	2	93
Receivables	2,793	2,630
Merchandise inventories	10,064	8,978
Other current assets	1,045	1,002
Total current assets	14,829	13,267
Net property & equipment	3,994	4,123
Goodwill	2,441	2,421
Tradenames	145	163
Customer relationships	220	292
Equity and other investments	343	332
Other assets	380	502
TOTAL ASSETS	$22,352	$21,100

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$9,858	$9,083
Accrued liabilities	2,839	2,818
Short-term debt	690	741
Current portion of long-term debt	33	36
Total current liabilities	13,420	12,678
Long-term liabilities	1,166	1,194
Long-term debt	1,101	1,104
Equity	6,665	6,124
TOTAL LIABILITIES & EQUITY	$22,352	$21,100

Segment Results and Revenue Mix

Domestic Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Nine Months Ended
	Nov. 27, 2010	Nov. 28, 2009	Nov. 27, 2010	Nov. 28, 2009
Revenue	$8,710	$8,931	$25,069	24,730
Comparable store sales % change[1]	(5.0)%	4.6%	(1.7)%	(1.0)%
Gross profit as % of revenue	25.0%	24.1%	25.5%	24.5%
SG&A as % of revenue	21.1%	20.2%	21.3%	20.5%
Operating income	$340	$353	$1,045	$971
Operating income as % of revenue	3.9%	4.0%	4.2%	3.9%
Adj. operating income[2]	$340	$353	$1,045	$996
Adj. operating income % of revenue[2]	3.9%	4.0%	4.2%	4.0%

International Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Nine Months Ended
	Nov. 27, 2010	Nov. 28, 2009	Nov. 27, 2010	Nov. 28, 2009
Revenue	$3,180	$3,093	$8,947	$8,411
Comparable store sales % change[1]	2.3%	(6.7)%	4.2%	(8.8)%
Gross profit as % of revenue	25.2%	25.4%	25.7%	25.3%
SG&A as % of revenue	23.8%	24.7%	25.0%	25.2%
Operating income	$45	$23	$64	$(19)
Operating income as % of revenue	1.4%	0.7%	0.7%	(0.2)%
Adj. operating income (loss)[2]	$45	$23	$64	$8
Adj. operating income (loss) % of revenue[2]	1.4%	0.7%	0.7%	0.1%

1  Our comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of our calculation of the comparable store sales percentage change attributable to our International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers’ methods.

2  A reconciliation of operating income to adjusted operating income (in dollars and as a percentage of revenue) for the first nine months of fiscal 2010 is presented in the supplemental schedule attached to this news release, titled “Reconciliation of Non-GAAP Financial Measures.”

Domestic Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	Nov. 27, 2010	Nov. 28, 2009	Nov. 27, 2010	Nov. 28, 2009
Consumer Electronics	36%	39%	(10.6)%	8.0%
Home Office	37%	33%	4.8%	10.0%
Entertainment Software	15%	16%	(13.9)%	(10.9)%
Appliances	5%	5%	(0.1)%	10.0%
Services[1]	6%	6%	(1.5)%	0.4%
Other	1%	1%	n/a	n/a
Total	100%	100%	(5.0)%	4.6%

1 The services revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

International Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	Nov. 27, 2010	Nov. 28, 2009	Nov. 27, 2010	Nov. 28, 2009
Consumer Electronics	19%	18%	(2.5)%	(18.3)%
Home Office	57%	55%	3.0%	(3.3)%
Entertainment Software	6%	7%	(14.8)%	(13.6)%
Appliances	9%	8%	26.5%	(6.8)%
Services[1]	9%	12%	0.9%	5.3%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	2.3%	(6.7)%

1 The services revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

($ IN MILLIONS)

The following information provides reconciliations of non-GAAP financial measures presented in the accompanying news release to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

As used in the accompanying news release, the company defines adjusted operating income for the periods presented as its reported operating income for those periods calculated in accordance with GAAP adjusted to exclude the effects of restructuring charges (which occurred in the first quarter of fiscal 2010).

These non-GAAP financial measures provide investors with an understanding of the company’s operating income adjusted to exclude the effect of the charges described above.  These non-GAAP financial measures assist investors in making a ready comparison of the company’s operating income for its fiscal quarter and nine months ended November 27, 2010, against the company’s results for the current year period.

The following tables reconcile operating income for the periods presented (GAAP financial measures) to adjusted operating income (non-GAAP financial measures) for the period presented.

	Nine Months
	Ended
	Nov 28, 2009
	$	% of Revenue
Domestic
Operating income	$971	3.9%
Restructuring charges	25	0.1%
Adjusted operating income	$996	4.0%

International
Operating income	$(19)	-0.2%
Restructuring charges	27	0.3%
Adjusted operating income	$8	0.1%

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